                                                    Exhibit 3.5


                            CERTIFICATE OF AMENDMENT

                        OF ARTICLES OF INCORPORATION OF

                                     RETIX


     The undersigned, Bruce Brown and Craig Johnson, hereby certify that:

     1. They are the President and Secretary, respectively, of Retix, a California corporation (the "Corporation").

     2.  Article I shall be amended to read as follows:

                                   "ARTICLE I

             The name of this corporation is "Vertel Corporation"

     3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

     4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of the shareholders in accordance with Sections 902 and 903 of the California General Corporation Law. The total number of outstanding shares of the corporation is 24,146,518. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the total outstanding shares of the corporation.

     The undersigned certify under penalty of perjury that they have read the foregoing Certificate of Amendment of Articles of Incorporation and know the contents thereof, and that the statements therein are true.

     Executed at Woodland Hills, California, April 2, 1998.


                                      /s/ Bruce Brown
                                      ---------------
                                      BRUCE BROWN, PRESIDENT


                                      /s/ Craig Johnson
                                      ------------------
                                      CRAIG JOHNSON, SECRETARY

                                      -5-